SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                           FORM 11-K

(Mark One)

    [X]
                             Annual Report
                   Pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934
                             (Fee Required)
                For the fiscal year ended June 30, 1996

                                OR

    [   ]Transition report pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934
                           (No Fee Required)

                     For  the transition period from

             Commission File Numbers 33-23867 and 33-17707


           ARCO CHEMICAL COMPANY CAPITAL ACCUMULATION PLAN
                         (Title of the Plan)


                         ARCO CHEMICAL COMPANY
                        3801 West Chester Pike
                  Newtown Square, Pennsylvania  19073

                 (Name and address of principal executive
                  office of the issuer of the securities)

            ARCO CHEMICAL COMPANY CAPITAL ACCUMULATION PLAN

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ARCO CHEMICAL COMPANY CAPITAL
                                           ACCUMULATION PLAN


                                        /s/ CYNTHIA L. BENGTSON
                                     By___________________________
                                         CYNTHIA L. BENGTSON
                                         Secretary of the Capital
                                         Accumulation Plan
                                         Administrative Committee


Date:  December 12, 1996